EX-99.e.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

July 29, 2014

Optimum Funds Trust
2005 Market Street
Philadelphia, PA 19103

     Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Class B Shares of the Optimum Fixed Income Fund, Optimum International Fund, Optimum Large Cap Growth Fund, Optimum Large Cap Value Fund, Optimum Small-Mid Cap Growth Fund, and Optimum Small-Mid Cap Value Fund (each a “Fund”), which are each a series of Optimum Fund Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class B Shares, so that shares’ Rule 12b-1 (distribution) fees will not exceed 0.25% of each Fund’s average daily net assets for the period from July 29, 2014 through July 29, 2015.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Optimum Fund Trust

By:	/s/J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President
	Date:	July 29, 2014